EXHIBIT 99.4

N E W S B U L L E T I N		RE:

FROM:

FRB	WEBER SHANDWICK	[WORLDWIDE RESTAURANT
	FINANCIAL COMMUNICATIONS	CONCEPTS LOGO]

15301 Ventura Blvd., Bldg B, Suite 300
Sherman Oaks, CA 91403
(818) 662-9800
NYSE: SZ

FOR FURTHER INFORMATION:
AT THE COMPANY:		AT FRB¦WEBER SHANDWICK:
Keith Wall	Kim Forster	Linda Chien	Tricia Ross
Vice President and CFO	Vice President, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6547	(310) 407-6540

FOR IMMEDIATE RELEASE

June 6, 2003

WORLDWIDE RESTAURANT CONCEPTS RECEIVES FAVORABLE RULING

IN FRAUD AND WRONGFUL TERMINATION CASE

SHERMAN OAKS, Calif.—June 6, 2003—Worldwide Restaurant Concepts, Inc. (NYSE: SZ) announced that Judge John Meyer of the Superior Court located in San Diego ruled in favor of the Company on all claims brought by John Sarkisian, the founder and former President and CEO of the Company’s Pat & Oscar’s® concept.

“We’ve said from day one that the allegations in this case were without merit and Judge Meyer’s ruling is a vindication of our position,” said Charles Boppell, President and CEO of the Company. “Our next step will be to seek full reimbursement of all the attorneys fees and other costs incurred in this litigation.”

The Company was represented by Frederic Gordon of the San Diego law firm of Gordon & Holmes. According to Mr. Gordon, Judge Meyer found that there was no evidence of fraud or misrepresentation in the Company’s acquisition of Pat & Oscar’s and that there was no wrongdoing in its termination of Mr. Sarkisian’s employment.

Although several members of senior management were actively involved in the conduct of the litigation, the Company has continued to execute its strategic growth plans, which include the expansion of Pat & Oscar’s. During the recently completed 2003 fiscal year, the Company successfully opened six new Pat & Oscar’s in Southern California, including the first location in the Los Angeles market.

FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 317 Sizzler® restaurants worldwide, 110 KFC® restaurants primarily located in Queensland, Australia, and 21 Pat & Oscar’s® restaurants. Additional information about the Company can be found at www.wrconcepts.com.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Worldwide Restaurant Concepts intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.

# # #